News ONEOK Acquires Remaining Interest in Delaware Basin JV Acquisition Advances Permian Basin Growth Strategy TULSA, Okla. – June 3, 2025 – ONEOK, Inc. (NYSE: OKE) today announced the acquisition of the remaining 49.9% interest in Delaware G&P LLC (Delaware Basin JV) from NGP XI Midstream Holdings, L.L.C. for $940 million, consisting of $530 million in cash and $410 million in ONEOK common stock. Delaware Basin JV owns natural gas gathering and processing facilities in the Delaware Basin in West Texas and New Mexico, with a total processing capacity of more than 700 million cubic feet per day. Following the close of the transaction on May 28, 2025, ONEOK became the sole owner of Delaware Basin JV. ------------------------------------------------------------------------------------------------------------------- At ONEOK (NYSE: OKE), we deliver energy products and services vital to an advancing world. We are a leading midstream operator that provides gathering, processing, fractionation, transportation, storage and marine export services. Through our approximately 60,000-mile pipeline network, we transport the natural gas, natural gas liquids (NGLs), refined products and crude oil that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future. As one of the largest integrated energy infrastructure companies in North America, ONEOK is delivering energy that makes a difference in the lives of people in the U.S. and around the world. ONEOK is an S&P 500 company headquartered in Tulsa, Oklahoma. For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook, X and Instagram. ### June 3, 2025 Analyst Contact: Megan Patterson 918-561-5325 Media Contact: Brad Borror 918-588-7582 Exhibit 99.1